Exhibit (b)(2)

October 3, 1997                                        CONFIDENTIAL


MATERIALS PREPARED FOR THE BOARD OF DIRECTORS OF

NORTH CAROLINA RAILROAD COMPANY

NORTH CAROLINA RAILROAD COMPANY

TABLE OF CONTENTS

1.   OVERVIEW

2.   VALUATION METHODOLOGIES

3.   DISCOUNT RATE ANALYSIS

4.   NCRR STOCK PRICE PERFORMANCE

CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY

1.

OVERVIEW

CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY

2.

VALUATION METHODOLOGIES

CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY


3.

DISCOUNT RATE ANALYSIS

CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY


4.

NCRR STOCK PRICE PERFORMANCE

CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                          CONFIDENTIAL          1


OVERVIEW

THE STATE OF NORTH CAROLINA (THE STATE) IS PROPOSING TO ACQUIRE THE SHARES OF THE NORTH CAROLINA RAILROAD COMPANY (NCRR) THAT IT DOES NOT ALREADY OWN (THE "SHARES") FOR $66.00 PER SHARE IN CASH.

BACKGROUND

The major value of the NCRR is as owner of 317 miles of railroad right of way and track in North Carolina. Most of the NCRR's property had been leased primarily to Norfolk Southern (NS) and its predecessors in leases that expired at the end of 1994.

The NCRR negotiated a lease extension agreement (the Agreement) with Norfolk Southern that was unanimously approved by the NCRR Board of Directors on August 10, 1995. On July 29, 1996, a federal judge invalidated the lease agreement, on the basis that a majority of NCRR's minority shareholders had not been represented at the annual meeting and therefore there was no quorum.

Subsequent to the invalidation of the Agreement, the NCRR filed a motion with the Surface Transportation Board (STB) to set an interim and permanent rate for Norfolk Southern to pay to use the NCRR line.

On August 26, 1996, the State announced that it was considering a buyout of the NCRR and that it had retained Nationsbanc as its financial advisor. On November 13, 1996, the Special Committee of the Board of Directors of the NCRR retained Credit Suisse First Boston as its financial advisor.

On April 7, 1997, NCRR entered into a letter of intent for the purchase by the State of the Shares for $66.00 per share in cash, or a total transaction value of approximately $71 million. On August 27, 1997, the North Carolina General Assembly approved legislation which enables the State to fund the purchase of the Shares.


CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                          CONFIDENTIAL          2


VALUATION METHODOLOGIES


(DOLLARS IN MILLIONS, EXCEPT PER SHARE VALUES)
------------------------------------------------------------------------------------------------------------------------------------
METHODOLOGY                             VALUATION RANGE       PER SHARE VALUE                         COMMENT
------------------------------------------------------------------------------------------------------------------------------------
ESTIMATED LEASE VALUE
     Replacement Cost New Less               $82-$549              $19-$128     Surface Transportation Board (STB) methodology
     Depreciation (RCNLD)

ESTIMATED VALUE TO NORFOLK SOUTHERN
     Income                                  $195-$234             $46-$55      NCRR share of NS North Carolina operating cash flow
     Railroad Purchases                      $280-$300             $65-$70      Comparable railroad transactions
     Discounted Cash Flow                    $150-$200             $35-$47      Discounted cash flow of NS's NCRR free cash flows

ESTIMATED VALUE TO STATE
     Corridor Purchases*                     $315-$450             $74-$105     Florida and California corridor purchases. Florida
                                                                                purchase price based on RCNLD
     Land Value NC DOT Estimates             $225-$250             $53-$58      Cost of a 200 ft., 317 mile ROW between Morehead
                                                                                City and Charlotte

     REFERENCE RANGE                         $195-$300             $45-$70

------------------------------------------------------------------------------------------------------------------------------------
*  Low end of the range represents the mid-point of the RCNLD methodology valuation - the methodology used to value the State of
   Florida's purchase of CSX track. The high end of the range is based on the per mile price paid by the State of California for track in the Los Angeles region. Please note these valuations may be based on, among other things, demographics and necessity for passenger service and the ability to create earnings from trackage rights and other sources. In due diligence discussions with the State, the State indicated that, while it may utilize the NCRR for public use in the long term, it did not have any near term plans to utilize such property for public use other than current freight railroad service.





CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                          CONFIDENTIAL          3

ESTIMATE OF STB DETERMINED RENTAL

In the absence of an agreement between the NCRR and Norfolk Southern for a lease of the NCRR's property, as the result of an NCRR petition, the STB has the authority to rule on the NCRR's request to set permanent lease rates for Norfolk Southern's use of the NCRR. On May 28, 1997, the STB granted the State's request to hold the case in abeyance pending the outcome of the State's proposed buyout of the NCRR and ruled that interim compensation should be limited to out-of-pocket expenses incurred by NCRR for Norfolk Southern's continued operation of the line.

CHOICE OF METHODOLOGIES

There is no prescribed methodology for the STB to follow in setting rates for track usage, however, Replacement Cost New Less Depreciation (RCNLD) is the methodology with the most precedent. Net Liquidation Value (NLV) has been used in one case. If the STB rules on the compensation to be paid to the NCRR there is no guarantee that the STB will use either of these methodologies to calculate the rate to be paid, or it may make adjustments in the way it applies them.


LACK OF PRECEDENT

It must be noted that prior to the NCRR situation, the STB has not presided over a case in which a non-operating entity has leased its tracks to an operating railroad. The fact that the NCRR is a REIT adds to the complexity of the situation and makes the outcome of the STB hearings more unpredictable.

CREDIT    FIRST
SUSSE     BOSTON

NORTH CAROLINA RAILROAD COMPANY                          CONFIDENTIAL          4


STB LEASE RATE SETTING - RCNLD

REPRODUCTION COST NEW LESS DEPRECIATION ANALYSIS

(DOLLARS IN MILLIONS)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                POTENTIAL           GROSS               RENTAL LESS
                                                                                  RCNLD         ANNUAL RENTAL(3)         UPKEEP(4)
     POTENTIAL PROPERTY DEFINITIONS(1)                                          VALUATION(2)       @11.9%                @11.9%
------------------------------------------------------------------------------------------------------------------------------------
1.   Land only - 50' ROW (Right of Way)                                           $ 40                $ 4.8
2.   Land with Grading and Bridges - 50' ROW                                       180                 21.4
2a.  Scenario 2 without Bridges                                                    161                 19.2
3.   Land only - 200' ROW                                                          115                 13.7
4.   Land with grading and bridges-200' ROW                                        260                 30.9
4a.  Scenario 4 without bridges                                                    241                 28.7
5.   Land with grading, bridges, track and signals-200' ROW                        400                 47.6                $22.9
6.   Land with grading, bridges, track and signals-200' ROW
     plus yards and shops excluding Spencer (Linwood) Yard                         412                 49.0                 24.3
7.   Land with grading, bridges, track and signals-200' ROW
     plus yards and shops including Spencer (Linwood) Yard                         450                 53.6                 28.9

------------------------------------------------------------------------------------------------------------------------------------

(1)  Examines various definitions of property varying from narrow to broad.
(2)  Based upon Mercer Management Consulting analysis.
(3)  STB rail industry composite after-tax cost of capital for 1996.
(4)  Assumes maintenance of $10.2mm and capital expenditures of $14.5mm, based on Mercer Management Consulting analysis.



POSSIBLE STB OPTIONS:


(I)  USE A RESTRICTED ASSET DEFINITION (SCENARIOS 1 TO 4A) AND LEAVE NS THE UPKEEP; OR


(II) USE A FULL ASSET DEFINITION (SCENARIO 5, 6 OR 7) AND CHARGE THE NCRR FOR UPKEEP.



CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                          CONFIDENTIAL          5


RCNLD LEASE VALUES

PERPETUITY VALUE OF RCNLD LEASES

(DOLLARS IN MILLIONS, EXCEPT PER SHARE VALUES)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     PERPETUITY OF GROSS        RENTAL LESS
                                                                                         RENTAL @ 5.25%(6)   UPKEEP @5.25% (5,6)
                                                                                     -----------------------------------------------
                                                                POTENTIAL              11.9%        PER       11.9%      PER
     POTENTIAL PROPERTY DEFINITIONS(1)                        RCNLD VALUATION(2)    RENTAL(3)   SHARES(4)   RENTAL(3)  SHARE(4)
------------------------------------------------------------------------------------------------------------------------------------
1.   Land only - 50' ROW (Right of Way)                            $ 40               $ 81.5      $ 19.03
2.   Land with Grading and Bridges - 50' ROW                        180                407.1        95.03
2a.  Scenario 2 without Bridges                                     161                362.9        84.72
3.   Land only - 200' ROW                                           115                255.9        59.75
4.   Land with grading and bridges-200' ROW                         260                593.1       138.46
4a.  Scenario 4 without bridges                                     241                548.9       128.15
5.   Land with grading, bridges, track and signals-200' ROW         400                918.7       214.47     $436.0     $101.79
6.   Land with grading, bridges, track and signals-200' ROW
     plus yards and shops excluding Spencer (Linwood) Yard          412                946.6       220.98      463.9      108.30
7.   Land with grading, bridges, track and signals-200' ROW
     plus yards and shops including Spencer (Linwood) Yard          450              1,034.9       241.61      552.3      128.93

------------------------------------------------------------------------------------------------------------------------------------

(1)  Examines various definitions of property varying from narrow to broad.
(2)  Based upon Mercer Management Consulting analysis.
(3)  STB rail industry composite after-tax cost of capital for 1996.
(4)  4,283,470 shares outstanding 6/30/97 10-Q.
(5)  Assumes maintenance and capital expenditure of $24.7mm.
(6)  Includes a one-time charge for NCRR general and administrative expenses of $11.5mm and uses mid-year discounting of the lease payments.




CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                          CONFIDENTIAL          6


NCRR OPERATING CASH FLOW TO NORFOLK SOUTHERN

MERCER MANAGEMENT CONSULTING PREPARED ESTIMATES OF NS' NCRR DERIVED 1995 OPERATING CASH FLOW USING THREE DIFFERENT METHODS. THE YEARLY FIGURES ARE:


REGRESSION MODEL                          (ARROW)           $33.4 MILLION

NORTH CAROLINA STATE REPORTING            (ARROW)           $34.4 MILLION

NS SYSTEM TOTAL REPORTING                 (ARROW)           $28.7 MILLION

RANGE                                                       $28.7-$34.4 MILLION

NS LTM OPERATING CASH FLOW MULTIPLE(1)                      6.8x

IMPLIED ENTERPRISE VALUE                                    $195-$234 MILLION

IMPLIED PER SHARE VALUE                                      $46-$55

NOTE: Revenues were estimated and allocated based on gross-ton mileage information derived from NS' traffic density map.
        Cost estimates were developed for three segments of the NCRR line:
        Charlotte-Greensboro; Greensboro-Raleigh; Raleigh-Morehead City.
(1) LTM EBITDA as of 3/31/97. AMV as of 6/30/97. Pro forma to reflect impact of Conrail acquisition. Merger synergies estimates from NatWest Securities as of 8/1/97 and Morgan Stanley Dean Witter as of 6/2/97.




CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                          CONFIDENTIAL          7


SELECTED COMPARABLE RAILROAD TRANSACTIONS

THE COMPARABLE ACQUISITIONS ANALYSIS CONSIDERS A NUMBER OF RAILROAD TRANSACTIONS. PLEASE NOTE THAT WHILE THIS ANALYSIS REPRESENTS THE POTENTIAL VALUE OF NS OF CONTROLLING THE NCRR, REALIZATION OF THIS VALUE BY NCRR AND ITS SHAREHOLDERS MAY BE LIMITED. CREDIT SUISSE FIRST BOSTON, AND MORGAN STANLEY BEFORE IT, SOLICITED INDICATIONS OF INTEREST IN ACQUIRING NCRR FROM POTENTIAL STRATEGIC AND FINANCIAL INVESTORS. THIS PROCESS DID NOT LEAD TO THE SUBMISSION BY ANY PARTIES CONTACTED OF INDICATIONS OF INTEREST/FIRM PROPOSALS.


U.S. CLASS 1 RAILROAD
(DOLLARS IN MILLIONS)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     ADJUSTED VALUE AS A MULTIPLE OF
                                                                                         ADJ. PRICE/ -------------------------------
DATE ANN./             TARGET COMPANY/                          ADJUSTED   ADJ. PRICE/   TRACK MILE            OPERATING   OPERATING
DATE COMP.            ACQUIRING COMPANY         EQUITY PRICE      PRICE       MGTM(1)     ($000'S)    SALES    CASH FLOW    INCOME
------------------------------------------------------------------------------------------------------------------------------------
10/15/96      Conrail, Inc./                      $10,284.2     $12,345.2     N.A.         $696.9       3.3x        12.5x      17.5x
 6/3/97         CSX Corp./Norfolk Southern
1/17/96       CCP Holdings, Inc./                    $139.0        $157.0     $34.9        $184.7       2.1x         4.4x       4.6x
 6/13/96        Illinois Central Corporation
11/10/95      Mexrail Inc./                           $46.9         $46.9     N.A.         $299.0       2.6x         N.A.       N.A.
 12/12/95       Kansas City Southern Industries
8/3/95        Southern Pacific Rail Corp./         $4,012.9      $5,476.0     N.A.         $377.7       1.7x         12.5x     18.7x
 9/11/96        Union Pacific Corp.
3/23/95       Chicago & North Western/             $1,573.6      $2,667.7     N.A.         $477.1       2.4x          8.9x     11.8x
 6/23/95        Union Pacific Corp.
1/18/95       Santa Fe Pacific Corp./              $3,635.8      $4,770.4     N.A.         $611.6       1.8x          7.6x     11.1x
 Withdrawn    Union Pacific Corp.
------------------------------------------------------------------------------------------------------------------------------------
(1)  Mercer Management Consulting estimates.



                                                        (CONTINUED ON NEXT PAGE)


CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                          CONFIDENTIAL          8


SELECTED COMPARABLE RAILROAD TRANSACTIONS



U.S. CLASS 1 RAILROAD
(DOLLARS IN MILLIONS)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     ADJUSTED VALUE AS A MULTIPLE OF
                                                                                         ADJ. PRICE/ -------------------------------
DATE ANN./             TARGET COMPANY/                          ADJUSTED   ADJ. PRICE/   TRACK MILE            OPERATING   OPERATING
DATE COMP.            ACQUIRING COMPANY         EQUITY PRICE      PRICE       MGTM(1)     ($000'S)    SALES    CASH FLOW    INCOME
------------------------------------------------------------------------------------------------------------------------------------
12/23/94(2)   Santa Fe Pacific Corp./              $4,077.8      $5,212.4     N.A.         $668.2       1.9x         8.3x      12.2x
 9/22/95        Burlington Northern Inc.
7/19/94       Kansas City Southern Industries, Inc.  $638.7      $1,573.7     $59.4        $551.2       3.1x         8.2x      11.7x
  Withdrawn (Railway Division)/
                Illinois Central Corporation
9/12/92       MidSouth Corporation/                  $213.5        $350.0     $58.6        $318.2       3.2x         8.2x      11.1x
 6/10/93        Kansas City Southern Industries, Inc.
1/8/92        Green Bay & Western Railroad Co./        $7.7         $10.2     N.A.         $40.0        0.5x         N.M.       N.M.
 8/27/93        Wisconsin Central Transportation
                Corp. (Itel Corp.)
1/8/92        Fox River Valley Railroad Co./          $54.4         $79.3    $72.1         $375.8       2.8x         9.6x      13.3x
 8/27/93        Wisconsin Central Transporation
                Corp. (Itel Corp.)
------------------------------------------------------------------------------------------------------------------------------------
(1)  Mercer Management Consulting estimates.
(2)  Multiples have been calculated using year-end 1994 numbers and acquiror's stock price as of February 9, 1995.


                                                        (CONTINUED ON NEXT PAGE)



CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                          CONFIDENTIAL          9


SELECTED COMPARABLE RAILROAD TRANSACTIONS



U.S. CLASS 1 RAILROAD
(DOLLARS IN MILLIONS)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     ADJUSTED VALUE AS A MULTIPLE OF
                                                                                         ADJ. PRICE/ -------------------------------
DATE ANN./             TARGET COMPANY/                          ADJUSTED   ADJ. PRICE/   TRACK MILE            OPERATING   OPERATING
DATE COMP.            ACQUIRING COMPANY         EQUITY PRICE      PRICE       MGTM(1)     ($000'S)    SALES    CASH FLOW    INCOME
------------------------------------------------------------------------------------------------------------------------------------
05/16/90      Delaware & Hudson Railway/              $25.0         $25.0     N.A.          $28.9       N.A.         N.A.      N.A.
 1/18/91        Canadian Pacific Ltd.
2/20/90       RF&P Corp. (Railway Operations)/       $135.0        $135.0     N.A         $1,194.7      2.7x         6.5x      8.4x
 10/10/91       CSX Corp.

                                                       High                  $72.1        $1,194.7      3.3x        12.5x     18.7x
                                                       Average:               56.3           448.0      2.3x         8.7x     12.0x
                                                       Median:                59.0           377.7      2.5x         8.3x     11.8x
                                                       Low:                   34.9            28.9      0.5x         4.4x      4.6x

               NCRR VALUES                                                 5.2 MGTM         317 mile    $81.4       $34.4    $26.5

               Implied Enterprise Value of NCRR
                    NCRR-Average                                            $292.5           $142.0      $190.6     298.2    $319.1
                    NCRR-Median                                              306.8            119.7       203.5     283.8     311.4

               Implied Per Share Value of NCRR
                    NCRR-Average                                             $68.29           $33.15      $44.50     69.63     74.49
                    NCRR-Median                                               71.62            27.95       47.51     66.25     72.69

------------------------------------------------------------------------------------------------------------------------------------
(1)  Mercer Management Consulting estimates.






CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                          CONFIDENTIAL         10


DISCOUNTED CASH FLOW OF NS'S NCRR EARNINGS

Enterprise value range $150.0 - $200.0 million, equal to $35 - $47 per share


NS'S ESTIMATED NCRR CASH FLOWS
--------------------------------------------------------------------------------
                                                                          ($MM)
--------------------------------------------------------------------------------
NS 1995 NCRR Operating Income                                              $26.5
Taxes(1)                                                                     6.7
                                                                           -----
Net Income                                                                  19.8
Depreciation(+)                                                              7.9
Capital Expenditure (-)                                                     14.5
                                                                           -----
NET CASH FLOW                                                              $13.2
--------------------------------------------------------------------------------
(1)   Assumes a cash tax rate of 25.4%.
SOURCE: Mercer Management Consulting analysis


PERPETUITY OF NS'S ESTIMATED NCRR CASH FLOWS (1)
(DOLLARS IN MILLIONS)
--------------------------------------------------------------------------------
                                      REVENUE GROWTH RATE
DISCOUNT         ---------------------------------------------------------------
RATE (2)          3.0%                  4.0%                     5.0%
--------------------------------------------------------------------------------
11.0%            $171.1                 $194.6                   $226.0
11.5%             161.4                  182.1                    209.1
12.0%             152.8                  171.1                    194.6
12.5%             145.1                  161.4                    182.1
13.0%             138.1                  152.8                    171.1
--------------------------------------------------------------------------------
(1)  Uses mid-year discounting.
(2)  Weighted average cost of capital for US Class 1 railroads.


CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                                CONFIDENTIAL   11

ESTIMATED VALUE TO THE STATE

THE NCRR REPRESENTS A RAILROAD OPERATION AND RIGHT OF WAY (ROW) THAT IS EXPECTED TO BE OF INCREASING VALUE TO THE STATE AS TIME PASSES AND THE COST OF REPRODUCING THE ROW INCREASES.

The use of railroad for economic development and transit purposes has potential value to the State in a number of ways, including:

        o Taxation revenue              o Right of way usage
        o Reduced highway spending      o Employment
        o Environmental Priorities

Valuation of the benefits of full ownership of the NCRR by the State is difficult to quantify, especially considering that passenger rail services, while often desired by a government, are usually cash flow negative. Two recent railway corridor purchases by the States of Florida and California show that replacement cost can be a proxy for value in instances in which a State is purchasing a rail corridor for public use.


CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                              CONFIDENTIAL    12

STATE USES FOR THE NCRR

PROPOSED USES OF THE NCRR

Triangle Transit Authority              Chartered with providing public
                                        transport within the Triangle area - is
                                        proposing to run passenger commuter
                                        service over NCRR lines in the Triangle.

High Speed Rail Corridor (1)            The NCRR line between Charlotte and
                                        Raleigh has been designated as part of a high speed rail corridor by the U.S.
                                        Department of Transport, linking
                                        Charlotte to Washington, D.C.

Global Transpark (1)                    Rail service along the NCRR's route is
                                        seen a major supporting element for the
                                        establishment of the Global Transpark in eastern North Carolina.

Promoting Economic Development (1)      Encourage industry to locate close to
                                        the NCRR through the use of concessional freight rates and favorable leases on NCRR property. The NCRR is seen as an important element for the further development of the Morehead City port.

Corridor Uses (1)                       ROW use for oil, gas, water or sewer
                                        lines; communications lines and power
                                        transmission.

--------------------------
(1) Report of the Governor's Special North Carolina Railroad Study Group

CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                               CONFIDENTIAL   13

STATE RAIL CORRIDOR PURCHASES

Valuation of the benefits of full ownership of NCRR by the State is difficult to quantify, especially considering that passenger rail services, while often desired by a government, are usually cash flow negative. One recent railway corridor purchase by the State of Florida shows that replacement cost can be a proxy for value in instances in which a State is purchasing a rail corridor for public use. The basis of value in the Florida/CSX transaction was RCNLD.

STATE RAIL CORRIDOR PURCHASES
(DOLLARS IN MILLIONS, EXCEPT FOR PER SHARE VALUES)
-------------------------------------------------------------------------------

                                                                        IMPLIED
                                                             PRICE      NCRR(1)
                                                              PER        PRICE
ACQUIROR/SELLER     DATE   DESCRIPTION               PRICE    MILE     PER SHARE
----------------    ----   -------------------       ------  -------   ---------
State of Florida/   1988   81 miles of track from     $263     $3.25     $240(2)
CSX Corp                   West Palm Beach to Miami.
                           CSX retained freight rights

State of            1992/  340 miles of track sold    $482     $1.42     $105
California/         1993   to 8 transportation agencies
Santa Fe                   in the Los Angeles area

------------------------------
(1) Based on price per mile by 317 miles and 4,283,470 shares outstanding from 6/30/97 10-Q.
(2) RCNLD valuation implied NCRR per share of $19-$128.

Enterprise value range $315-$450 million, equal to $74-$105 per share.(3)

------------------
(3) Low end of the range represents the mid point of the RCNLD methodology valuation - the methodology used to value the State of Florida's purchase of CSX track. The high end of the range is based on the per mile price paid by the State of California for track in the Los Angeles region. Please note these valuations may be based on, among other things, demographics and necessity for passenger service and the ability to create earnings from trackage rights and other sources. In due diligence discussions with the State, the State indicated that, while it may utilize the NCRR for public use in the long term, it did not have any near term plans to utilize such property for public use other than current freight railroad service.

CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                               CONFIDENTIAL   14

NCRR RIGHT OF WAY LAND VALUE - NC DOT ESTIMATE

IN DECEMBER 1996, THE RIGHT-OF-WAY (HIGHWAY) SECTION OF THE NORTH CAROLINA DEPARTMENT OF TRANSPORTATION ESTIMATED THE COST OF ACQUIRING LAND TO DUPLICATE THE NCRR RIGHT OF WAY. THE COST ESTIMATE WAS $225MM-$250MM.

LAND VALUE ESTIMATES
------------------------------------------------------------------------------
LOCATION                                                   DOLLARS PER ACRE
------------------------------------------------       -----------------------
Morehead City, Havelock, New Bern Kinston                 $50,000 - $200,000
Outlying Morehead City and Selma                            2,000 -   10,000
Raleigh, Durham and Research Triangle                      30,000 -  200,000
Rural areas of Durham, Orange and Alamance counties         5,000 -   10,000
Burlington                                                 40,000 -   80,000
Rural Alamance and Eastern Guilford                         5,000 -   25,000
Greensboro/High Point                                      50,000 -  100,000
Rural Davidson County                                       4,000 -    4,000
Salisbury                                                  40,000 -   80,000
Kannapolis, Concord and Charlotte                          40,000 -   60,000
-------------------------------------------------       -----------------------

CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                               CONFIDENTIAL   15

STB LEASE RATE SETTING - NET LIQUIDATION VALUE

NLV has been used on one occasion by the STB. It may be used if the STB were to allocate maintenance to Norfolk Southern.

NLV METHODOLOGY
(DOLLARS IN MILLIONS)
-------------------------------------------------------------------------------
                                                POTENTIAL NLV    GROSS ANNUAL
POTENTIAL PROPERTY DEFINITIONS                    VALUATION     RENTAL 11.9% (1)
-------------------------------------------     -------------   ---------------
Property including Spencer (Linwood) Yard           $43.9            $5.2
Property excluding Spencer (Linwood) Yard            42.2             5.0

-------------------------------
(1) STB rail industry composite after-tax cost of capital for 1996.

Source: Merger Management Consulting analysis.

PERPETUITY VALUE OF NLV BASED RENTAL AT 5.25% (2)
-------------------------------------------------------------------------------
                                              POTENTIAL   PERPETUITY  PER SHARE
                                                 NLV          OF      VALUE OF
POTENTIAL PROPERTY DEFINITIONS                VALUATION     RENTAL    RENTAL (3)
------------------------------------------    ---------    ---------  ----------
Property including Spencer (Linwood) Yard      $43.9        $90.6       $21.15
Property excluding Spencer (Linwood) Yard       42.2         86.6        20.22

------------------------------
(2) Includes a one-time charge for NCRR general and administrative expenses of $11.5mm.
(3) 4,283,470 shares outstanding. 6/30/97 10-Q.

CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                               CONFIDENTIAL   16

LEASE EXTENSION VALUATION

(DOLLARS IN MILLIONS, EXCEPT PER SHARE VALUES)
-------------------------------------------------------------------------------
                                                   DISCOUNT RATE
                                           ------------------------------------
VALUE                                       4.5%      5.0%      5.5%     6.0%
-------------------------------------      ------------------------------------
Perpetuity of Lease Payments     (1,7)     $207.0    $186.7    $170.1   $156.3
Perpetuity of NCRR Expenses    (1,2,7)      (13.3)    (12.0)    (11.0)   (10.1)
Value of Renewal Payment           (3)        0.7       0.7       0.7      0.7
Less Value of Indexing Cap         (4)       (6.2)     (5.6)     (5.1)    (4.7)
                                            ------    ------    ------   ------
   Equity Value                            $168.1    $169.8    $154.7   $142.2
   Equity Value Per Share          (5)     $ 43.93   $ 39.65   $ 36.15  $ 33.23
Non-Railroad NCRR Assets           (6)     $  2.35   $  2.35   $  2.35  $  2.35
   Adjusted Equity Value                   $190.4    $172.1    $157.1   $144.6
   ADJUSTED EQUITY VALUE PER SHARE (5)     $ 44.46   $ 40.18   $ 36.67  $ 33.76

-------------------------------
Assumes transaction closes 12/31/97.
    (1) Assumes Mid-Year Discounting.
    (2) $550,000 in 1995 dollars, indexed by the IPD-GDP.
    (3) Assumes a $5.0mm payment received 12/31/2023, discounted at 8.0%.
    (4) Assumes the Indexing cap has a (3.0)% impact on revenue value.
    (5) 4,283,470 shares outstanding 6/30/97 10-Q.
    (6) Non-railroad real property not producing income.
    (7) IPD-GDP deflator values used were 2.24% for 1994, 2.57% for 1995 and 1.73% for 1996.

PLEASE NOTE THAT THIS VALUATION IS OF A LEASE WHICH IS NOT EFFECTIVE AND, IN FACT, WAS NOT APPROVED BY NCRR'S MINORITY SHAREHOLDERS PRIMARILY DUE TO ISSUES AS TO VALUE.

CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                               CONFIDENTIAL   17

LEASE EXTENSION VALUATION

NCRR REVENUE SOURCES
-------------------------------------------------------------------------------
REVENUE SOURCES                    PER YEAR (1)              ISSUES
-----------------------------     ---------------  ----------------------------

TIER 1 REVENUE- CERTAIN UNDER LEASE
---------------
Lease Extension                      $8,000,000     Indexed by the GDP deflator
1968 Lease                               81,319     Fixed
Non-operating Properties                100,000     NCRR Estimate

Dividend                                  4,500     30 shares of the University
                                       --------     Railroad with a $150
                                                    dividend

TIER 1 REVENUE                        $8,185,819

TIER 2 REVENUE - UNRESOLVED ISSUES
--------------

CSX/1862 Chatham Railroad Lease       $  115,000    Under negotiation:
                                                       -$80,000 track usage fee,
                                                           indexed
                                                       -$35,000 Non-operating
                                                           lease pass-throughs

Lease Extension CSX Usage Payment        250,000

TIER 2 REVENUE                        $  365,000
                                      ----------

TIER 1 AND TIER 2 REVENUE             $8,550,819

---------------------------------------
(1) 1995 dollars.


CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                               CONFIDENTIAL   18

LEASE EXTENSION VALUATION

NCRR CASH COSTS
-------------------------------------------------------------------------------
                NORMALIZED NCRR OPERATING COSTS - 1995 DOLLARS (1)
-------------------------------------------------------------------------------

         $275,000      Salaries & Administrative
           45,000      Professional Fees
                -      Consulting
          100,000      Insurance & Taxes
           30,000      Capital Expenditure
          100,000      Other
          -------
         $550,000
         ---------

----------------------------
(1) Cash costs grow at the rate of the implicit price deflator of the gross domestic product (IPD-GDP).


CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                               CONFIDENTIAL   19

DIVERSION ANALYSIS - ROANOKE/BRISTOL/KNOXVILLE LINE

COST AND VALUE IMPACT ON NS
(DOLLARS IN MILLIONS)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Annual Operating Cash Flow Impact on NS in 1995           $ 69.0

NS LTM Operating Cash Flow Multiple (1)                      6.8x
IMPLIED LOSS OF VALUE TO NS DUE TO LOST OPERATING          469
   CASH FLOW
Replacement Capital Requirement                           $271
TOTAL ESTIMATED VALUATION IMPACT                          $740

--------------------------------
(1) LTM EBITDA as of 3/31/97. AMV as of 6/30/97. Pro forma to reflect impact of Conrail acquisition. Merger synergies estimates from NatWest Securities as of 8/1/97 and Morgan Stanley Dean Wittier as of 6/2/97.

Source: Mercer Management Consulting Analysis

PLEASE NOTE THAT THE COST TO NS OF DIVERTING TRAFFIC IS NOT AN INDICATION
OF VALUE TO THE EXTENT THAT IT EXCEEDS EITHER: (1) THE INTRINSIC VALUE OF
THE OPERATIONS AND ITS CASH FLOWS TO NS; OR (2) THE PAYMENTS NS WOULD BE REQUIRED TO MAKE TO NCRR PURSUANT TO AN STB MANDATED SETTLEMENT. AS A RESULT, NS MAY DECIDE TO

CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                               CONFIDENTIAL   20

EITHER TERMINATE THE OPERATIONS/BUSINESS OR PETITION THE STB TO RULE ON COMPENSATION TO THE NCRR BEFORE PAYING THE DIVERSION COST.

CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                               CONFIDENTIAL   21

DIVERSION ANALYSIS - ROANOKE/BRISTOL/KNOXVILLE LINE

IMPACT OF ADDITIONAL CAR MILEAGE AND TRAFFIC

MERCER MANAGEMENT CONSULTING ESTIMATES THAT THE ANNUAL OPERATING CASH FLOW IMPACT TO NS TO DIVERT TRAFFIC FROM THE NCRR IS APPROXIMATELY ($69)MM.

Key assumptions:
        o NS would retain all divertible traffic and upgrade the Roanoke/ Bristol/Knoxville line

        o NS would lose all local and non-divertible overhead traffic on the NCRR

        o NS would retain traffic forwarded to and received from the NCRR, but would experience a diminished length of haul and diminished revenue and operating costs

        o Changes in NS operating costs are based on analysis using the Uniform Rail Costing System


CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                               CONFIDENTIAL   22

DIVERSION ANALYSIS - ROANOKE/BRISTOL/KNOXVILLE LINE

NS REPLACEMENT COST FOR THE NCRR

MERCER'S ESTIMATE FOR THE CAPITAL COST TO REPLACE THE NCRR IS $271MM BASED UPON:

        o Upgrading the Roanoke/Bristol/Knoxville route to carry all non-captive overhead traffic from the NCRR

        o 304,000 carloads to be diverted

        o Estimates provided by NCRR and adjusted for recent events

     LINE SEGMENT              ITEM/QUANTITY                   TOTAL COST ($MM)
------------------------   ------------------------            ----------------
Roanoke - Bristol            Passing Track/10.5 miles                   $16

Bristol - Knoxville          CTC/90 miles                                14
                             Passing Track/14 miles                      21

Knoxville - Ooltewah         CTC/86 miles                                14
                             Passing Track/12 miles                      18

Bull's Gap - Atlanta         2nd Main Track/135 miles                   189
                                                                  ------------
                                                                        271
CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                               CONFIDENTIAL   23

IPD - GDP ESTIMATE

The Lease Extension Agreement between NCRR and Norfolk Southern contains a provision for the payments by Norfolk Southern to be indexed, on a lagged basis, by the Implicit Price Deflator of Gross Domestic Product (IPD-GDP).
An estimate of an average rate 1.0%-3.0% for the IPD-GDP for the next 50 years will be used.

There are few published long-term estimates for the US IPD-GDP available from reliable sources. As a result, a Credit Suisse First Boston economist was consulted. His view is:

        o There has been, and continues to be, a shift from the fiscal policies of Governments globally towards fiscal restraint and balanced budgets;

        o This will lead to the IPD-GDP averaging between 1.0%-3.0% over the next 30-50 years, compared to a compounded annual rate of 4.4% from 1960 to the third quarter of 1996; (1)

        o This estimate does not take into account the impact a major war or oil shock could have on inflation as the timing and impact (if any) of these events difficult to estimate.

---------------------------
(1) Data inconsistencies make a comparison of IPD-GDP values prior to 1960 to those after 1960 inconsistent, however including the 1950's in the equation would lower the average compound IPD-GDP rate. For the Consumer Price Index
    (CPI) including the 1950's lowers the average by 0.55% and for the Producer Price Index (PPI) by 0.42%.


CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                               CONFIDENTIAL   24

MEASURES OF INFLATION

CONSUMER PRICE INDEX, PRODUCER PRICE INDEX AND IPD - GDP

QUARTERLY YEAR-ON-YEAR PERCENT CHANGES
1950-1997 Q2

[PLOT POINTS TO BE PROVIDED]

Source: PPI and CPI, Bureau of Labor Statistics, IDP-GDP, Bureau of Economic
        Analysis


CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                               CONFIDENTIAL   25

DISCOUNT RATE ANALYSIS

------------------------------------------------------------------------------
                     NOMINAL    BENEFITS OF                DOWNSIDES OF
SECURITY/INDEX        YIELD    USING AS PROXY             USING AS PROXY
----------------    ---------  -------------------------  ---------------------

P&WV Common (1)       7.17%    o All revenues derived     o Under the terms of
                                 from long-term operating   the lease, annual
                                 lease with NS              payments do not grow
                                                            with inflation
                               o REIT structure
                                                           o Relatively small
                                                             market
                                                             capitalization

                                                           o P&WV lease goes
                                                             through 2067
                                                             (less renewal risk)

NS Preferred (2)     6.05%     o Reflects subordinated,    o Fixed rate coupon
                                 unsecured long-term NS
                                 obligation                o Does not grow with
                                                             inflation

                                                           o Preferred has
                                                             DRD eligibility

S&P Utility          4.98%      o Dividends grow roughly   o Reflects common
  Index (3)                       with inflation             stock and utility-
                                                             specific risk
                                o Distributes majority of
                                  earnings as dividends

NS Long Term         7.45%       o Actual long term NS     o No inflation
 Index (3)                         debt, reflecting          adjustment
 (2021)                            unsecured position in
                                   long term NS obligation o Low renewal risks

U.S. Government      3.61%       o Reflects inflation      o Controversy over
 CPI Indexed Bond (4)              premium                   the exact CPI
                                                             definition and
                                                             novelty may
                                                             depress yield.

----------------------------------------
(1) NS railroad lease that qualifies for REIT tax status. Assumes quarterly dividend of $.13 per share; $7.25 per share closing price 9/26/97. Market equity value of $11.0 million.
(2) Based on $2.60 annual dividends; $42.75 closing price 9/26/97.
(3) As of 9/26/97.
(4) As of 9/26/97. First auction of 10 year U.S. Government CPI indexed bonds occurred on 1/29/97, with an acceptance yield of 3.45%.


CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                               CONFIDENTIAL   26

DISCOUNT RATE ANALYSIS

POTENTIAL ESTIMATES OF DISCOUNT RATE
-------------------------------------------------------------------------------

                           P&WV          NS            NS      S&P UTILITY    U.S. GOV'T  REFERENCE
SOURCE                    COMMON      PREFERRED       DEBT       INDEX       INDEXED BOND   RANGE
---------------           ------       --------      -----      --------      ----------   --------
Current Nominal Yield  7.17%-7.17%  6.05%-6.05%(3)  7.45%-7.45%   4.98%         3.61%

Long-Term Inflation    3.00%-1.00%  3.00%-1.00%     3.00%-1.00%      -             -
  Expectation          ----  ----   ----  ----      ----  ----
                       4.17%-6.17%  3.05%-5.05%     4.45%-6.45%    4.98%        3.61%      4.5-6.0%

--------------------------------------------------------------

IMPACT OF INFLATION RATE ESCALATION CAP

                                                 ANNUAL COMPOUND RATE
                                        ---------------------------------------
                                            1960-1965         1950-1995
-------------------------------------------------------------------------------

IPD - GDP                                      4.39%              NA
Consumer Price Index                           4.71%             4.16%
Producer Price Index                           3.87%             3.45%
IPD-GDP Under Index Cap                        4.11%  (1)
Impact on Value                               (3.81)% (2)

----------------------------------------
(1) Lease Extension Agreement indexing cap of 4% adjustment plus 75% of IPD-GDP movement in excess of 4.0%.
(2) Discounted at 8.0% and includes IPD-GDP adjustment cap.
(3) Does not include a yield adjustment for a 70% dividend received deduction.

CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                               CONFIDENTIAL   27

RECENT STOCK PRICE PERFORMANCE

DAILY CLOSING PRICES (1)
SEPTEMBER 26, 1995 TO SEPTEMBER 26, 1997

[PLOT POINTS TO BE PROVIDED]


-----------------------------------------------
Source: FactSet.
(1) Mid-point between the bid and the ask price at closing.

CREDIT    FIRST
SUISSE    BOSTON

NORTH CAROLINA RAILROAD COMPANY                               CONFIDENTIAL   28

no copy

CREDIT    FIRST
SUISSE    BOSTON